Exhibit 10.11

BASE SALARY AND TARGET BONUS

FOR THE NAMED EXECUTIVE OFFICERS

The following table sets forth the current annual base salaries and target bonuses of the Chief Executive Officer and the other named executive officers of Zale Corporation (the “Company”).

Name	Base Salary	Target Bonus %
Theo Killion Chief Executive Officer	$975,000	100%

Thomas A. Haubenstricker Senior Vice President and Chief Financial Officer	$435,000	45%

Matthew W. Appel Chief Administrative Officer	$600,000	75%

Gilbert P. Hollander Executive Vice President and Chief Merchant and Sourcing Officer	$580,000	75%

Richard A. Lennox Executive Vice President and Chief Marketing Officer	$455,000	75%